UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2006

SWEET SUCCESS ENTERPRISES, INC.

(Name of small business issuer specified in its charter)

Nevada	000-51542	54-2088620
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1250 NE Loop 410, Suite 630

San Antonio, Texas 78209

(Address of principal executive offices)

(210) 824-2496

(Registrant’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Section 8 — Other Events

Item 8.01 Other Events.

SIGNATURES

Item 8.01               Other Events

On June 8, 2006, pursuant to existing promissory note agreements with non-affiliated holders (the “Non-affiliated Holders”) of instruments evidencing Sweet Success Enterprises, Inc. (the “Company”) indebtedness, the Company issued an aggregate of 1,040,000 shares of Company common stock and 520,000 options of the Company upon conversion of $520,000 of that principal indebtedness. The remainder of indebtedness comprising of interest accrued up until the date of conversion, as per the original promissory note terms, was waived.

These shares or options are not registered under the Securities Act of 1933 and, as a result, are “restricted securities” and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Certificates evidencing these shares will contain a legend stating the same. These securities will be issued by the Company in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as transactions not constituting a public offering of securities.  These shares and options were issued in privately negotiated transactions without general solicitation or advertising with persons that were sophisticated and had access to any information they might have required or requested. They also had every opportunity to verify information, to obtain additional information and to ask questions of the Company.

The Non-affiliated Holders were granted piggy-back registration rights if the Company files any registration statement or upon written notice to the Company, the Non-affiliated Holders may require the registration of such shares at any time commencing 180 days after shares are issued. Each option is exercisable for one share of the Company’s common stock at an exercise price of $.60 and will expire within 18 months from the date of indebtedness conversion to restricted securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWEET SUCCESS ENTERPRISES, INC.

Date: June 14, 2006	By:	/s/ William J. Gallagher
William J. Gallagher
Chief Executive Officer, Chief Financial Officer (Principal Accounting Officer) and Director